Exhibit 10.1

BlueLinx Corporation
Supplier Agreement

Effective Date:
May 5, 2010

This is a Supplier Agreement (the "Agreement") between BlueLinx Services Inc., a Georgia corporation with an office at 4300 Wildwood Parkway, Atlanta, Georgia 30339 USA ("BlueLinx"), and Advanced Environmental Recycling Technologies, Inc. a Delaware corporation with an office at 914 North Jefferson, Springdale, Arkansas 72764 USA ("Supplier"), pursuant to which BlueLinx and Supplier agree as follows:

1.           ACKNOWLEDGEMENT AND DEFINITIONS.  Supplier and BlueLinx acknowledge that BlueLinx Services Inc. is a wholly-owned subsidiary of BlueLinx Corporation. The term "BlueLinx" shall mean BlueLinx Services Inc., BlueLinx Corporation and any legal entity that is controlled by BlueLinx Corporation; and, any entity falling under the definition of "BlueLinx" may purchase Products under this Agreement. The term "Laws" shall mean and include all federal, provincial, state and local laws, statutes, codes, rules, regulations, ordinances, administrative rules, and orders in effect now or in the future. The term "Affiliates" shall mean and include any person or entity that directly or indirectly controls, is controlled by, or is under common control with another person or entity, with "control" meaning an ownership interest of more than 50 percent of the stock or other ownership interests or the ability to direct the voting of more than 50 percent of the voting rights of an entity.

2.           PRODUCTS.  This Agreement shall apply to and govern ChoiceDek composite products only ("Products" or a "Product"). When ordered by BlueLinx, Supplier agrees to sell Products to BlueLinx, for BlueLinx' distribution and resale, upon the terms and conditions of this Agreement subject to the geographic limitations provided in Exhibit A. Notwithstanding the foregoing, irrespective from whom BlueLinx purchases ChoiceDek products, Supplier shall provide BlueLinx with all agreements, understandings, representations and warranties made under this Agreement with respect to ChoiceDek products.

3.           PURCHASE ORDERS AND INVOICES.  The quantity of Products purchased by BlueLinx shall be completely within BlueLinx' discretion, and shall be limited to the quantity of Products specifically stated in any orders placed by BlueLinx with Supplier. Supplier shall invoice BlueLinx for all Products sold to BlueLinx pursuant to this Agreement. All undisputed invoices shall be paid by BlueLinx at the terms provided in the attached Exhibit A. If BlueLinx objects to any portion of the invoice, BlueLinx shall notify Supplier in writing within ten (10) days from receipt of the invoice. BlueLinx shall identify in writing the specific cause of the disagreement and the amount in dispute, and shall pay that portion of the invoice not in dispute in accordance with the terms provided in the attached Exhibit A. Any dispute over invoiced amounts due shall be resolved within ten (10) days after presentation of the invoice. Product prices shall be based on list prices agreed upon by BlueLinx and Supplier as provided in the attached Exhibit A, and Supplier shall give BlueLinx at least sixty (60) days advance written notice of any proposed increase in Product prices. Nothing herein shall create any obligation on BlueLinx' behalf to purchase any Products from Supplier during the term of this Agreement.  Supplier shall be solely responsible for importing any Products into the United States of America ("USA") and the Customs territory of the USA. Supplier shall be solely responsible for compliance with all United States Customs Service regulations and requirements, compliance with all other applicable Laws relating to importation of the Products into the USA and Customs territory of the USA, and deposit and payment of all duties, fees, tariffs, taxes and other amounts deposited, collected and/or assessed in connection with the exportation, importation or entry of the Products into the USA and Customs territory of the USA. Supplier shall be the importer of record for any Products imported or entered into the USA and Customs territory of the USA. Supplier, and not BlueLinx, shall be identified as the importer of record for the Products on all import and entry documents. Supplier understands that under no circumstances is BlueLinx to be declared as the importer on any transactions involving the Products. If requested by BlueLinx, Supplier shall provide the US Customs broker who clears any entry of Products with a written statement to this effect that is satisfactory to BlueLinx.

4.           PRODUCT LITERATURE.
a.           Supplier shall furnish to BlueLinx, at no cost to BlueLinx, all written specifications, performance and promotional claims, advertising materials, instructions for installation and use, other product literature, building code evaluation reports, other test reports, Material Safety Data Sheets ("MSDS"), and written warranties authorized by Supplier for each Product (the "Product Literature");provided, Supplier's cost of furnishing such written materials shall not exceed $380,000 in any calendar year. BlueLinx may use and distribute the Product Literature in connection with BlueLinx' distribution and resale of each Product. All language contained in any Product Literature must be approved by Supplier in writing prior to any reproduction or use thereof. Supplier and BlueLinx acknowledge and agree that BlueLinx is expressly prohibited from using the words "maintenance free" at any time in connection with the distribution, sale or resale of the Products or the use of any Product Literature. Supplier shall give BlueLinx at least thirty (30) days advance written notice of any additions, deletions or modifications to the Product Literature and provide copies of same at no cost to BlueLinx.

b.           Supplier shall be solely responsible for all Product Literature and all claims and representations made in such Product Literature, and Supplier shall defend, indemnify and hold BlueLinx harmless against any liability or expense related thereto in accordance with Section 9. Under no circumstances shall BlueLinx be deemed to have approved, accepted or adopted any of Supplier's Product Literature or any Product claims or representations made in such Product Literature. Notwithstanding the foregoing, Supplier shall not be liable or responsible for any representation, warranty, statement, act, omission, misstatement, promise or claim made by BlueLinx or any of its employees, agents or representatives in connection with the Product that are materially inconsistent with or materially differ from the Product Literature or are not approved by Supplier in writing.

5.           PRODUCT WARRANTIES.
a.           Supplier warrants that each Product shall: (i) be free and clear of all liens and encumbrances; (ii) be merchantable; (iii) be free of defects in design, materials, workmanship,

packaging, labeling and tagging, and include all necessary warnings and safety devices; (iv) meet Supplier's specifications and all applicable industry standards and building code requirements for the Product, as in effect at the time of Product shipment; (v) meet any specifications for the Product agreed to in writing by BlueLinx to Supplier; (vi) comply in all material respects with the claims, representations and warranties made in the Product Literature; and (Vii) be equivalent in design, materials, quality, finish, workmanship and performance to any samples, designs or drawings submitted to and approved by BlueLinx. In no event shall BlueLinx be deemed to have warranted any Product in any respect.

b.           Supplier shall be responsible for handling all Product claims, and for all costs associated with such claims, and shall defend, indemnify and hold BlueLinx harmless against any liability or expense related thereto in accordance with Section 9; provided, however, that notwithstanding the foregoing, in no event shall Supplier be liable or responsible for, or indemnify or hold BlueLinx harmless against, any liability or expense relating to or resulting from Products not having been properly stored, transported, handled, , or maintained by BlueLinx. If Supplier fails to reimburse BlueLinx for sums paid and Products provided by BlueLinx to resolve Product claims in accordance with the foregoing within thirty (30) days after receipt of a written request for such reimbursement providing in reasonable detail facts and information relating to such Product claim and request for reimbursement, then BlueLinx may elect to deduct the undisputed amount of such reimbursement claim from payments made to Supplier. When reasonably requested by BlueLinx, Supplier shall provide information about the warranty, claims and litigation history for any Product. If Supplier fails to promptly reimburse BlueLinx for sums paid and Products provided by BlueLinx to resolve Product claims, then BlueLinx may elect to make appropriate deductions for such items from payments made to Supplier. When requested by BlueLinx, Supplier shall provide information about the warranty, claims and litigation history for any Product.

6.           COMPLIANCE WITH LAWS.  Supplier warrants that each Product shall be manufactured, packaged, tagged, labeled and shipped in accordance with, and all Product Literature shall be complete, accurate and comply in all material respects with, the requirements of all applicable Laws. Supplier shall identify in an MSDS or other written statement all hazardous or toxic substances (as those terms are defined in any applicable Laws) contained in any Product. With the exception of such hazardous or toxic substances so identified, Supplier warrants that each Product contains no hazardous or toxic substances. Supplier shall be solely responsible for any recall, replacement or repair of any Product ordered by any governmental agency or court, and shall defend, indemnify and hold BlueLinx harmless against any liability or expense related thereto in accordance with Section 9; provided, however, that notwithstanding the foregoing, in no event shall Supplier be liable or responsible for, or indemnify or hold BlueLinx harmless against, any liability or expense relating to or resulting from Products not having been properly stored, transported, handled, or maintained by BlueLinx.

7.           PATENTS AND OTHER PROPRIETARY RIGHTS.  Supplier warrants that it has the right to manufacture the Products and sell the Products to BlueLinx and to grant the rights that are granted to BlueLinx in this Agreement. Supplier also warrants that the Products shall not infringe any domestic or foreign patent, copyright, trade secret, trademark or other proprietary right of any third party. Supplier shall defend, indemnify and hold BlueLinx harmless against any and all liability, losses, costs and expenses related thereto in accordance with Section 9.

8.           PRODUCT PROMOTION AND REBATE PROGRAMS.
a.           BlueLinx and Supplier may implement joint advertising and/or promotional programs with respect to the Products. The parties will confer and cooperate with respect to the design, development and implementation of such advertising and promotional programs. BlueLinx and Supplier shall agree in writing on their respective responsibilities for the expense, design and content of any particular program before implementing the program. Supplier shall obtain BlueLinx' prior written consent, which may not be unreasonably withheld, conditioned or delayed before issuing any press release or similar statement that refers to BlueLinx or BlueLinx' purchase of Products from Supplier, except as required by law or the rules and regulations of any applicable securities exchange. Supplier's defense and indemnity obligations set forth in Section 9 shall remain in full force and effect in the event of such joint advertising and/or promotional programs with respect to the Products.

b.           In addition to the promotional support described in Section 8a, BlueLinx and Supplier may agree to establish rebate or other incentive programs for the Products. The details of any such programs shall be agreed upon in writing by BlueLinx and Supplier. Unless otherwise agreed in writing by BlueLinx and Supplier, rebates paid by Supplier to BlueLinx shall be based on Supplier's invoiced price to BlueLinx for the Products and shall be paid to BlueLinx via check.

9.           INDEMNIFICATION.

a.           Supplier shall defend, indemnify and hold BlueLinx and Affiliates harmless from and against any and all losses, liabilities, suits, claims, damages, fees, and expenses (including, but not limited to, court costs and reasonable attorneys' and expert witness fees) of whatever kind or nature (collectively, "Losses") which may arise out of or be in any way connected with or is alleged to arise out of or be connected with: (i) the death of or injury to any person or damage to any property which resulted solely from any acts or omissions of Supplier, its employees and agents, contractors and/or subcontractors; (ii) in connection with the failure or alleged failure of Supplier or any Product to comply in all material respects with any warranties, guarantees, or representations of Supplier hereunder; (iii) in connection with any written promotional or advertising matter, fixtures, displays, guarantees, representations, warranties, labels, and/or instructions, furnished or approved in writing by Supplier; (iv) out of any infringement of any patent, design, trade name, trademark, copyright, trade secret, or any other right or entitlement of any third party; (v) out of any environmental, property and/or toxic tort claim, lawsuit, judgment; loss, civil penalty or action; and (vi) from the failure of Supplier to comply in all material respects with any applicable Law.

b.           BlueLinx shall defend, indemnify and hold Supplier and Affiliates harmless from and against any and all Losses which may arise out of or be in any way connected with or is alleged to arise out of or be connected with: (i) the breach of any representation, warranty, covenant or agreement of BlueLinx contained in this Agreement; or (ii) any negligent or willful act or omission of BlueLinx and/or its Affiliates and/or their respective directors, officers, employees, representatives, agents, successors or assigns.

c.           If any claim or demand is asserted against an Indemnitee, its Affiliates and/or their respective directors, officers, employees, representatives, agents, successors, assigns and beneficiaries (the "Indemnitees") by a third party with respect to the indemnities set forth in this Agreement (the "Third Party Claim"), the Indemnitees shall give prompt written notice thereof to the Indemnifying Party, including copies of any pleadings in the Indemnitees' possession. Within thirty (30) days of receipt of such notice, the Indemnifying Party shall notify the Indemnitees how it intends to handle the claim to include by either (i) paying the Third Party Claim in full or upon compromise agreed to by the Indemnifying Party and said third party, and obtain a complete and final written release of the Indemnitees from the Third Party Claim, or (ii) notifying the Indemnitees that the Indemnifying Party disputes the Third Party Claim and intends to defend against it, and thereafter so defend and pay any adverse final judgment, award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the costs and expenses of such defense shall be borne by it. The Indemnitees may actively participate in or monitor the defense of the Third Party Claim with its own counsel. The Indemnitees shall bear the cost of its own counsel. If the Indemnifying Party fails to take action on a Third Party Claim as set forth above, then the Indemnitees shall have the right to pay, compromise or defend the Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the costs and expenses of defense or settlement as an indemnity claim against the Indemnifying Party. BlueLinx shall reimburse Supplier for the reasonable expenses of defense and any damages paid by Supplier in connection with any Third Party Claim to the extent that the final judgment, decree or settlement is based upon the BlueLinx Indemnitees' negligence. The failure of any BlueLinx Indemnitee to conduct independent Product testing or to take other steps to verify the accuracy of Supplier's Product Literature or its representations or warranties made herein shall not be deemed to be negligence or evidence of negligence adversely affecting, restricting or compromising any BlueLinx Indemnitee's rights under this Section in any way.

d.           Notwithstanding the above, the Indemnifying Party shall not enter into any settlement or compromise of the claim that would result in the admission of any liability by any Indemnitee, any financial liability on the part of any Indemnitee, or would subject any Indemnitee to injunctive relief without first obtaining such Indemnitee's prior written consent.

e.           Supplier's agreement to defend, indemnify and hold the BlueLinx Indemnitees harmless under the terms of this Section 9 is independent of and in addition to Supplier's agreement to procure insurance as required in Section 10. Supplier's insurers position regarding insurance coverage for BlueLinx as an additional insured, does not in any way modify or limit Supplier's agreement to defend and indemnify and hold the BlueLinx Indemnitees harmless as required in this Section 9.

f.           NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, HOWEVER ARISING, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  Nothing in this section shall in any way limit either party's indemnification obligations under this Agreement.

10.        INSURANCE.  During the term of this Agreement, Supplier shall procure and maintain,

at its sale expense, from insurance companies that are reasonably acceptable to BlueLinx, Comprehensive or Commercial General Liability Insurance covering claims for bodily injury, death or property damage, including coverage for Premises and Operations; Products and Completed Operations; Independent Contractors; Personal Injury; Blanket Contractual Liability and Broadform Property Damage Liability, in the amount of $10,000,000 Combined Single Limit per occurrence. Supplier's insurance policies shall provide for thirty (30) days' prior written notice to BlueLinx of cancellation, change or non-renewal, and shall be written on an "occurrence" policy form. Supplier's insurance shall be primary coverage in all instances regardless of similar coverage, if any, carried by BlueLinx, and Supplier shall pay all deductibles from insured claims under its insurance policies. Supplier shall promptly provide BlueLinx with Certificates of Insurance acceptable to BlueLinx indicating insurance coverage complying with the requirements of this Agreement, including a Broadform Vendors Endorsement naming BlueLinx Corporation and Affiliates as an insured party. The maintenance of this insurance shall not in any way operate to limit the liability of Supplier to BlueLinx under this Agreement.

11.        DELIVERY.

a.           All Product shipped to BlueLinx shall be in accordance to the freight terms provided in the attached Exhibit A.

b.           Supplier is responsible, at its cost, for insuring the Product to the FOB point for full replacement value, including freight, (unless freight is arranged by BlueLinx, in which event BlueLinx would be responsible for insuring such Products) and Supplier shall file all claims for loss or damage. All uncollectible portions of concealed damage claims will be charged back to Supplier. Claims shall be reported within 48 hours of receipt of Product.

c.           All transportation costs or expenses incurred by BlueLinx because of Supplier's noncompliance with the terms of this Agreement shall be charged to Supplier.

12.        RISK OF LOSS.  Risk of Loss shall not pass to BlueLinx until legal title passes upon receipt of the Product by BlueLinx at the designated final destination in good condition.

13.        FORCE MAJEURE.  Time of delivery of the Products is of the essence of this Agreement. However, if a party is unable to perform its obligations under this Agreement as a result of flood, fire, natural disaster, other casualty or act of God; strike, Jock-out or other labor dispute; war, insurrection or other act of governmental authorities; acts of terrorism, accident; or shortage of materials or fuel; or any other cause beyond its reasonable control, such party shall provide prompt notice of the force majeure event and shall be excused from performing its obligations (other than payment obligations) for the duration of such event.

14.        TERM.
a.           This Agreement shall begin on the Effective Date indicated above, and shall continue in effect until terminated as follows:

i.	Unless as otherwise agreed by the parties in writing, either party may terminate this Agreement at any time by giving the other party at least one hundred eighty

(180) days advance written notice. If Supplier terminates this Agreement pursuant to this Section 14ai, Supplier shall continue to sell Products to BlueLinx as necessary to allow BlueLinx to honor its obligations to continue to make the Products available to its customers pursuant to any written contracts or programs for the Products in existence on the date the BlueLinx receives Supplier's notice of its intent to terminate.

ii.
BlueLinx may terminate this Agreement, effective immediately by giving written notice to Supplier, if Supplier breaches any representation, warranty, covenant or obligation set forth in this Agreement and such breach is not cured by Supplier within thirty (30) days from receipt of notice.

iii.
Supplier may terminate this Agreement if BlueLinx fails to pay Supplier's undisputed invoices when due, by giving BlueLinx written notice of such breach and thirty (30) days to cure the breach. If BlueLinx has not cured its breach at the end of said period, Supplier may terminate the Agreement, effective immediately upon written notice to BlueLinx.

b.           The termination of this Agreement shall not affect the rights, obligations or liabilities of the parties under the provisions of this Agreement which by their nature extend beyond termination, including, but not limited to, Supplier's indemnification obligations under Sections 4, 5, 6, 7, and 9, all of which shall survive termination as independent obligations. If a party breaches this Agreement, the non-breaching party shall have all rights granted to it at law or in equity, including, but not limited to, the right to receive reasonable attorneys' fees and costs in accordance with Section 15.

If Supplier terminates this Agreement for any reason, BlueLinx has the right to return to Supplier all Products in BlueLinx' inventory at Supplier's expense. In the event BlueLinx exercises this right, Supplier shall refund to BlueLinx the amounts paid by BlueLinx for such returned Products at invoice price determined on a first-in. first-out basis. Any Product returned shall be in full unit quantities and saleable condition; provided, however, that notwithstanding the foregoing, in no event shall Supplier be obligated to repurchase any Product, or refund the purchase price therefore, as a result of such Product not having been properly stored, transported, handled, or maintained, by BlueLinx.

15.           ATIORNEYS' FEES.  If either party institutes any suit or action to enforce its rights hereunder, the prevailing party in such suit or action shall be entitled to recover from the other its reasonable attorneys' fees, fees of accountants and other experts, and court costs and other litigation expenses incurred in such suit or action and in any appeals therefrom.

16.           NOTICE.  Unless otherwise specified in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been received on the date sent. Notices shall be sent by certified mail (return receipt requested), express mail service, or confirmed facsimile transmission, with all applicable charges prepaid, addressed as set forth below. Either party may change its notice address by giving written notice pursuant to this Section.

For BlueLinx:	For Supplier:
BlueLinx Services Inc.	AERT
4300 Wildwood Parkway	914 N. Jefferson
Atlanta, GA 30339-8401	Springdale, AR 72765
Attn: Legal Department	Attn: Tim Morrison
Fax: 770-953-7008	Fax: 479-756-7410

17.           ASSIGNMENT.  Neither party shall assign or transfer this Agreement or delegate any of its responsibilities under this Agreement to any person or entity, whether verbally, in writing, by operation of law, execution sale, in bankruptcy or otherwise, without the prior written consent of the other, which shall not be unreasonably withheld.  Except as provided in this Section, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

18.           MISCELLANEOUS.  Failure by either party to require strict compliance with any provision of this Agreement shall not be construed as a waiver of that provision or any other provision. Each and every provision of this Agreement is completely severable, and the invalidity of anyone or more of such provisions shall not in any way affect the validity of this Agreement or its other provisions. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one counterpart. The parties hereby stipulate that legible executed facsimile copies of this Agreement shall be admissible as evidence of the originals under any federal or state rules of evidence. This Agreement has been entered into for the sole benefit of BlueLinx, Supplier and the persons and entities protected by the indemnification provisions set forth above, and it is not intended to benefit or create any rights whatsoever in favor of any other persons or entities. This Agreement shall be governed by and construed under the laws of the State of Delaware, except the laws of that state which would render such choice of laws ineffective. This Agreement is not subject to the United Nations Convention on Contracts for the International Sale of Goods.

19.           ENTIRE AGREEMENT.  This Agreement is the entire agreement between the parties with respect to the matters set forth herein, and all prior written or verbal proposals, agreements, communications or understandings between the parties with respect to such matters are merged into this Agreement. This Agreement can only be amended or modified by a written document executed by BlueLinx and Supplier. The terms of this Agreement shall control over any additional, conflicting or inconsistent provision set forth or referred to in any purchase order, bill of lading, freight receipt, warehouse receipt, invoice or similar document exchanged or executed by the parties in connection with the performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective on the Effective Date indicated above.

BlueLinx Services, Inc.	Advanced Environmental Recycling
(“BlueLinx”)	Technologies, Inc. (“Supplier”)

By: /s/ Mike Meadows	By: /s/ Tim Morrison
Title: VP National Accounts & Marketing	Title: President
Date: May 6, 2010	Date: May 5, 2010

Exhibit A

The following terms shall apply unless the parties agree otherwise in written document executed by both parties which is applicable to a particular purchase of Products.

Product:  ChoiceDek composite decking and railing

Territory:  ChoiceDek® composite decking and railing shall be sold, distributed or resold by BlueLinx and its Affiliates exclusively to all participating Lowe's Companies, Inc. ("Lowe's") locations in the United States. BlueLinx acknowledges, understands and agrees that ChoiceDek composite decking and railing (a) may not be sold, distributed or resold by BlueLinx or its Affiliates to any customer or buyer wherever located, other than Lowe's locations in the United States, and (b) is sold, distributed or resold to Lowe's locations in Canada by another distributor pursuant to Lowe's contract.

Payment Terms:  1%10 net 30

Freight Terms:    FOB AERT Warehouse C
315 C Lincoln Lowell, AR  72745

Advertising:  All ROP's or advertising specials with respect to the Products for the account of Lowe's shall be approved by Supplier in advance in its sale discretion and shall be at Supplier's sale cost and expense. In the event Lowe's deducts any sums as an ROP or advertising special expense from BlueLinx, BlueLinx shall have the right to offset any such amounts from any payments due to Supplier.

Exclusivity:  During the term of this Agreement, Supplier agrees to sell ChoiceDek products defined herein, exclusively to BlueLinx.

Inventory Adjustment:  BlueLinx may return obsolete or discontinued Product to Supplier for a full refund provided such Product has not been damaged by BlueLinx or Lowe's; and provided, further, however, that notwithstanding the foregoing, in no event shall Supplier be obligated to repurchase any Product, or refund the purchase price therefor, as a result of such Product not having been properly stored, transported, handled, by BlueLinx. BlueLinx shall notify Supplier in writing of any damage, as defined, to any Product within 48 hours of receipt of such Product at a Lowe's FDC. Any return of any Product by Lowe's shall be made only with Supplier's prior written approval.

Product Prices:  The initial pricing of the Products is attached. Supplier shall give BlueLinx at least sixty (60) days advance written notice of any proposed increase in Product prices.

Rebate:  In the event BlueLinx achieves inventory turnover during any calendar quarter at a rate as determined below, BlueLinx shall be entitled to a rebate based upon the inventory turnover achieved during such calendar quarter, as follows:

Inventory Turnover Rate	Rebate
Turn days greater than 60 days	2.00%
Turn days between 59 days and 45 days	1.00%
Turn days between 44 days and 30 days	0.50%
Turn days less than 30 days	No Rebate

The inventory turnover rate shall be based on all Products located in Lowe's FDC's, BlueLinx facilities and Supplier reloads. Rebates shall be calculated on BlueLinx fiscal quarter basis (e.g., July 5, 2010 through October 1, 2010; October 2, 2010 through January 1, 2011, etc.). Rebates shall be based on the aggregate invoice price of all Products sold by BlueLinx during such fiscal quarter determined on a first-in, first-out basis.

Within ten (10) days after the end of each fiscal quarter during the term of this Agreement, BlueLinx shall submit to Supplier its calculation of the inventory turnover rate and rebate amount for such fiscal quarter setting forth in reasonable detail its calculations and any supporting documents and information. If Supplier objects to any portion of the calculations, Supplier shall notify BlueLinx in writing within ten (10) days from receipt of the calculations. Any dispute over the calculations shall be resolved within ten (10) days after presentation of the calculations. Once agreed upon and determined, BlueLinx shall be entitled to deduct the amount of such rebate from future invoices for Products purchased by BlueLinx from Supplier.

Supplier reserves the right at any time to purchase any Product located in any AERT Springdale or Lowell facility. In the event Supplier elects to purchase any such Product, BlueLinx shall not be entitled to any rebate, nor shall Supplier be obligated to pay BlueLinx any rebate, for the calendar quarter in which such purchase occurs or for any subsequent calendar quarter.